NEWS

Charter Announces Fourth Quarter and Full Year 2017 Results

Stamford, Connecticut - February 2, 2018 - Charter Communications, Inc. (along with its subsidiaries, the “Company” or “Charter”) today reported financial and operating results for the three and twelve months ended December 31, 2017. On May 18, 2016, Charter completed its transactions between the Company, Time Warner Cable Inc. ("Legacy TWC") and Charter Communications, Inc. ("Legacy Charter"), and Legacy Charter and Bright House Networks, LLC ("Legacy Bright House") (collectively, the “Transactions”). Pro forma1 results give effect to the Transactions as if they had closed on January 1, 2015 and include the operations of Legacy Charter, Legacy TWC and Legacy Bright House for the year ended December 31, 2016.

Key highlights:

•
In the fourth quarter, total video, Internet and voice customers increased by 15,000, 300,000 and 53,000, respectively. Fourth quarter total residential and SMB customer relationships increased 206,000, compared to 243,000 during the fourth quarter of 2016, when excluding the impact of customer activity related to Legacy Bright House's seasonal customer plan in 2016.[2]

•
Fourth quarter revenues of $10.6 billion grew 3.2%, as compared to the prior year period, driven by residential revenue growth of 4.0% and commercial revenue growth of 6.0%, partly offset by a decline in advertising revenue of 17.3%, due to lower political revenue.

•	Fourth quarter Adjusted EBITDA[3] of $4.0 billion grew 3.3% year-over-year, and 1.8% when excluding transition costs.

•
For the year ended December 31, 2017, revenues rose to $41.6 billion, 3.9% higher than in 2016 on a pro forma basis. Adjusted EBITDA totaled $15.3 billion for the year ended December 31, 2017, an increase of 5.8% compared to 2016 on a pro forma basis. On an actual basis, full year 2017 revenues increased 43.4% and Adjusted EBITDA grew by 44.5%, driven primarily by the Transactions.

•
Net income attributable to Charter shareholders totaled $9.6 billion in the fourth quarter, compared to $454 million during the same period last year. The increase was primarily driven by a non-cash GAAP[3] tax benefit of $9.3 billion from a reduction in the deferred tax liability as a result of the enactment of the Tax Cuts and Jobs Act ("Federal tax reform") by Congress in December, which reduced the Federal tax rate from 35% to 21%. For the year ended December 31, 2017, net income attributable to Charter shareholders totaled $9.9 billion, compared to $1.1 billion on a pro forma basis in 2016 and $3.5 billion on an actual basis in 2016.

•
Fourth quarter capital expenditures totaled $2.6 billion, and $2.4 billion when excluding transition capital expenditures. For the year ended December 31, 2017, capital expenditures totaled $8.7 billion. When excluding transition capital, full year 2017 capital expenditures totaled $8.2 billion.

•
During the fourth quarter, Charter purchased approximately 13.5 million shares of Charter Class A common stock and Charter Holdings common units for approximately $4.7 billion. For the year ended December 31, 2017, Charter purchased approximately 38.2 million shares of Charter Class A common stock and Charter Holdings common units for approximately $13.2 billion.

“2017 was a transitional year for Charter. We accomplished our key goals of launching our pricing and packaging across our new company, and progressed as planned to unify our service delivery platform into a single entity from the multiple instances we inherited from our M&A transactions,” said Tom Rutledge, Chairman and CEO of Charter Communications, Inc. “In 2018, we remain focused on completing our service integration and launching new products to accelerate customer relationship, revenue and EBITDA growth.”

[1]
See Exhibit 99.1 in the Company’s Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2016 filed with the Securities and Exchange Commission on November 3, 2016, which includes reconciliations of the pro forma information to actual information for each quarter of 2015 and the first and second quarters of 2016. See the “Use of Adjusted EBITDA, Free Cash Flow and Pro Forma Information” section of this document for additional information.

[2]
In the second quarter of 2017, Charter conformed the seasonal customer program in the Legacy Bright House footprint to Charter's program. For additional information, see footnote j on page 6 of the addendum to this release.

[3]
Adjusted EBITDA, free cash flow and GAAP are defined in the “Use of Adjusted EBITDA, Free Cash Flow and Pro Forma Information” section and are reconciled to consolidated net income and net cash flows from operating activities, respectively, in the addendum of this news release.

Key Operating Results

	Approximate as of
	December 31, 2017 (a)	December 31, 2016 (a)(j)	Y/Y Change
Footprint (b)
Estimated Video Passings	50,066	49,206	1.7%
Estimated Internet Passings	49,820	48,933	1.8%
Estimated Voice Passings	49,088	48,120	2.0%

Penetration Statistics (c)
Video Penetration of Estimated Video Passings	33.9%	35.0%	(1.1	) ppts
Internet Penetration of Estimated Internet Passings	48.0%	46.2%	1.8	ppts
Voice Penetration of Estimated Voice Passings	23.1%	23.1%	—

Customer Relationships (d)
Residential	25,639	24,801	3.4%
Small and Medium Business	1,560	1,404	11.1%
Total Customer Relationships	27,199	26,205	3.8%

Residential
Primary Service Units ("PSUs")
Video	16,544	16,836	(1.7)%
Internet	22,545	21,374	5.5%
Voice	10,427	10,327	1.0%
	49,516	48,537	2.0%

Quarterly Net Additions/(Losses)
Video	2	(51)	103.9%
Internet	263	357	(26.3)%
Voice	22	39	(43.6)%
	287	345	(16.8)%

Single Play (e)	10,456	9,640	8.5%
Double Play (e)	6,490	6,586	(1.5)%
Triple Play (e)	8,693	8,575	1.4%

Single Play Penetration (f)	40.8%	38.9%	1.9	ppts
Double Play Penetration (f)	25.3%	26.6%	(1.3	) ppts
Triple Play Penetration (f)	33.9%	34.6%	(0.7	) ppts

% Residential Non-Video Customer Relationships	35.5%	32.1%	3.4	ppts

Monthly Residential Revenue per Residential Customer (g)	$110.21	$109.77	0.4%

Small and Medium Business
PSUs
Video	453	400	13.3%
Internet	1,358	1,219	11.4%
Voice	912	778	17.2%
	2,723	2,397	13.6%

Quarterly Net Additions/(Losses)
Video	13	12	8.3%
Internet	37	34	8.8%
Voice	31	27	14.8%
	81	73	11.0%

Monthly Small and Medium Business Revenue per Customer (h)	$201.37	$214.25	(6.0)%

Enterprise PSUs (i)
Enterprise PSUs	114	97	17.5%

Footnotes
In thousands, except per customer and penetration data. See footnotes to unaudited summary of operating statistics on page 6 of the addendum of this news release. The footnotes contain important disclosures regarding the definitions used for these operating statistics.

All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

During the fourth quarter of 2017, Charter's residential customer relationships grew by 169,000, while fourth quarter 2016 customer relationships grew by 250,000, or 206,000 when adjusted for seasonal program changes made at Legacy Bright House.1 Residential PSUs increased by 287,000 in the fourth quarter of 2017, while fourth quarter 2016 PSUs increased by 345,000, or 213,000 when adjusted for the seasonal program changes at Legacy Bright House. As of December 31, 2017, Charter had 25.6 million residential customer relationships and 49.5 million residential PSUs.

Residential video customers increased by 2,000 in the fourth quarter of 2017, while fourth quarter 2016 video customers decreased by 51,000, or 91,000 when adjusted for seasonal program changes made at Legacy Bright House. As of December 31, 2017, Charter had 16.5 million residential video customers.

During the fourth quarter, Charter continued its all-digital efforts in the approximately 30% of Legacy TWC's footprint and 60% of Legacy Bright House's footprint that are not yet all-digital. All-digital allows Charter to offer more advanced products and services, and provides residential customers with two-way digital set-top boxes, which offer better video picture quality, an interactive programming guide and video on demand on all TV outlets in the home.

Charter added 263,000 residential Internet customers in the fourth quarter of 2017, versus fourth quarter 2016 Internet customers additions of 357,000, or 303,000 when adjusted for seasonal program changes made at Legacy Bright House. Charter now offers minimum Internet speeds of at least 100 Mbps to 99% of its total footprint. As of December 31, 2017, 93% of Legacy Charter's residential Internet customers subscribed to tiers that provided speeds of 60 Mbps or more compared to 76% at Legacy TWC and 83% at Legacy Bright House.

In December, Charter began launching its Spectrum Internet Gig service (940 Mbps) in a number of markets including, New York City, Austin, Charlotte, Cincinnati and Oahu. The service, which uses DOCSIS 3.1 technology, is now available to approximately 9 million passings across Charter's footprint, with additional launches scheduled for 2018. Additionally, Charter is doubling minimum Internet speeds to 200 Mbps in a number of markets, at no additional cost to new and existing Spectrum Internet customers. As of December 31, 2017, Charter had 22.5 million residential Internet customers.

During the fourth quarter of 2017, the Company added 22,000 residential voice customers, while fourth quarter 2016 voice customers grew by 39,000, or 1,000 when adjusted for seasonal program changes made at Legacy Bright House. As of December 31, 2017, Charter had 10.4 million residential voice customers.

Fourth quarter residential revenue per customer relationship totaled $110.21, and grew by 0.4% compared to the prior year period, as promotional rate step-ups and modest rate adjustments, were partially offset by continued single play Internet sell-in and the migration of Legacy TWC and Legacy Bright House customers to higher-value Spectrum pricing and packaging.

During the fourth quarter of 2017, SMB customer relationships grew by 37,000, in line with growth of 37,000 during the fourth quarter of 2016. SMB PSUs increased 81,000, compared to 73,000 during the fourth quarter of 2016. As of December 31, 2017, Charter had 1.6 million SMB customer relationships and 2.7 million SMB PSUs.

[1]	See footnote j on page 6 of the addendum to this release for additional information regarding changes made to Legacy Bright House's seasonal customer program in the second quarter of 2017.

Fourth Quarter Financial Results

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended December 31,
	2017	2016	% Change
REVENUES:
Video	$4,225	$4,098	3.1%
Internet	3,638	3,312	9.8%
Voice	587	719	(18.3)%
Residential revenue	8,450	8,129	4.0%
Small and medium business	931	891	4.5%
Enterprise	570	526	8.3%
Commercial revenue	1,501	1,417	6.0%
Advertising sales	419	506	(17.3)%
Other	232	223	4.1%
Total Revenue	10,602	10,275	3.2%

COSTS AND EXPENSES:
Total operating costs and expenses	6,621	6,422	3.1%
Adjusted EBITDA	$3,981	$3,853	3.3%

Adjusted EBITDA margin	37.5%	37.5%

Capital Expenditures	$2,585	$1,888
% Total Revenues	24.4%	18.4%

Net income attributable to Charter shareholders	$9,553	$454
Earnings per common share attributable to Charter shareholders:
Basic	$39.66	$1.69
Diluted	$34.56	$1.67

Net cash flows from operating activities	$3,258	$3,226
Free cash flow	$1,217	$1,855

Revenue

Fourth quarter revenues rose 3.2% year-over-year to $10.6 billion, driven by growth in Internet, video and commercial revenues. Excluding advertising, fourth quarter revenues increased 4.2% year-over-year.

Video revenues totaled $4.2 billion in the fourth quarter, an increase of 3.1% compared to prior year period. Video revenue growth was driven by annual and promotional rate adjustments, higher expanded basic video relationships and revenue allocation relating to the launch of Spectrum pricing and packaging in Legacy TWC and Legacy Bright House, partially offset by a decrease in limited basic video customers and equipment pricing over the last 12 months.

Internet revenues grew 9.8%, compared to the year-ago quarter, to $3.6 billion, driven by growth in Internet customers during the last year, promotional rolloff and revenue allocation relating to the launch of Spectrum pricing and packaging in Legacy TWC and Legacy Bright House.

Voice revenues totaled $587 million in the fourth quarter, a decrease of 18.3% compared to the fourth quarter of 2016, as value-based pricing and revenue allocation relating to the launch of Spectrum pricing and packaging in Legacy TWC and Legacy Bright House, more than offset voice customer growth over the last twelve months.

Commercial revenues rose to $1.5 billion, an increase of 6.0% over the prior year period, driven by SMB revenue growth of 4.5% and enterprise revenue growth of 8.3%. Fourth quarter commercial revenue growth was lower than fourth quarter commercial customer relationship growth, given the migration of Legacy TWC and Legacy Bright House commercial customers to more attractively priced Spectrum pricing and packaging for both SMB and enterprise services.

Fourth quarter advertising sales revenues of $419 million decreased 17.3% compared to the year-ago quarter, driven by a decrease in political advertising sales.

Operating Costs and Expenses

Fourth quarter total operating costs and expenses increased by $199 million, or 3.1%, compared to the year-ago period.

Fourth quarter programming expense increased by $258 million, or 10.8% as compared to the fourth quarter of 2016, reflecting contractual programming increases, renewals and a growing base of expanded basic video customers. Regulatory, connectivity and produced content expenses decreased by $12 million, or 2.3% year-over-year.

Costs to service customers decreased by $9 million or 0.4% year-over-year, as a result of benefits from the combination of the three companies and improved productivity, partly offset by higher bad debt expense from higher new customer acquisition and revenue.

Marketing expenses increased by $44 million, or 7.8% year-over-year due to higher sales and the implementation of Charter's selling tactics in the acquired footprints. Other expenses decreased by $24 million, or 2.7% as compared to the fourth quarter of 2016, driven primarily by the elimination of duplicate costs following the Transactions.

Adjusted EBITDA

Fourth quarter Adjusted EBITDA of $4.0 billion grew by 3.3% year-over-year, reflecting revenue growth and operating expense growth of 3.2% and 3.1%, respectively. Excluding transition costs of $20 million in the fourth quarter of 2017 and $78 million in the prior year period, Adjusted EBITDA grew by 1.8% year-over-year.

Net Income Attributable to Charter Shareholders

Net income attributable to Charter shareholders totaled $9.6 billion in the fourth quarter of 2017, compared to $454 million in the fourth quarter of 2016. The year-over-year increase in net income was primarily driven by a GAAP tax benefit from a reduction in the deferred tax liability as a result of Federal tax reform, higher Adjusted EBITDA, a benefit from re-measurement of the Advance/Newhouse tax receivables agreement liability also due to Federal tax reform, and lower severance-related and transactions expenses, partly offset by a pension revaluation gain in the fourth quarter of 2016, higher depreciation and amortization in the fourth quarter of 2017, and higher year-over-year interest expense.

Net income per basic common share attributable to Charter shareholders totaled $39.66 in the fourth quarter of 2017 compared to $1.69 during the same period last year. The increase was primarily the result of the factors described above and a 10.3% decrease in weighted average common shares outstanding versus the prior year period.

Capital Expenditures

Property, plant and equipment expenditures totaled $2.6 billion in the fourth quarter of 2017, compared to $1.9 billion during the fourth quarter of 2016, primarily driven by an increase in CPE, scalable infrastructure and support capital spending. The increase in CPE spending was related to higher customer connect volumes and a higher set-top box placement rate per connect driven by the launch of Spectrum pricing and packaging in Legacy TWC and Legacy Bright House, CPE related to Charter's all-digital initiative and early inventory purchases to operationally stage 2018 activity. The increase in scalable infrastructure was related to the timing of in-year spend and planned product improvements for video and Internet, including spending related to 2017 and 2018 DOCSIS 3.1 launches. Support capital increased due to higher vehicle, tools and test equipment purchases related to in-sourcing and in-year timing, capitalized labor associated with software development and transition-related spending. Transition capital expenditures accounted for $202 million of capital expenditures in the fourth quarter of 2017, versus $187 million in the fourth quarter of 2016. Excluding transition-related expenditures, fourth quarter 2017 capital expenditures totaled $2.4 billion, compared to $1.7 billion during the same period last year.

Cash Flow and Free Cash Flow

During the fourth quarter of 2017, net cash flows from operating activities totaled $3.3 billion, compared to $3.2 billion in the fourth quarter of 2016. The year-over-year increase in net cash flows from operating activities was primarily due to higher Adjusted EBITDA and lower severance-related expenses, partly offset by higher cash paid for interest and a smaller working capital benefit.

Free cash flow for the fourth quarter of 2017 totaled $1.2 billion, compared to $1.9 billion during the same period last year. The decrease was driven by higher capital expenditures in the fourth quarter of 2017 versus the fourth quarter of 2016, partly offset by higher net cash flows from operating activities.

Liquidity & Financing

As of December 31, 2017, total principal amount of debt was $69.0 billion and Charter's credit facilities provided approximately $3.6 billion of additional liquidity in excess of Charter's $621 million cash position.

In October, CCO Holdings, LLC and CCO Holdings Capital Corp. issued $500 million of 4.000% senior unsecured notes due 2023, and an additional $1.0 billion of 5.000% senior unsecured notes due 2028. The net proceeds will be used to pay related fees and expenses and for general corporate purposes, including buybacks of Charter Class A common stock or common units of Charter Communications Holdings, LLC.

In December, Charter Communications Operating, LLC amended and restated its Credit Agreement and repaid its term loans E, F, H and I and issued a new term loan B totaling $6.4 billion, with a maturity of 2025. Charter Operating also increased its term loan A by approximately $400 million to a total of $2.9 billion and increased the capacity of its revolving credit facility from $3.0 billion to $4.0 billion while reducing the applicable LIBOR margin on both the term loan A and revolving credit facility and extending the maturity of each to 2023 from 2021.

Share Repurchases

During the three months ended December 31, 2017, Charter purchased approximately 13.5 million shares of Charter Class A common stock and Charter Holdings common units for approximately $4.7 billion.

Year to Date Financial Results

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Year Ended December 31,
	2017	2016		2016
	Actual	Actual	% Change	Pro Forma	% Change
REVENUES:
Video	$16,641	$11,967	39.1%	$16,390	1.5%
Internet	14,105	9,272	52.1%	12,688	11.2%
Voice	2,542	2,005	26.8%	2,905	(12.5)%
Residential revenue	33,288	23,244	43.2%	31,983	4.1%
Small and medium business	3,686	2,480	48.6%	3,409	8.1%
Enterprise	2,210	1,429	54.7%	2,025	9.1%
Commercial revenue	5,896	3,909	50.8%	5,434	8.5%
Advertising sales	1,510	1,235	22.3%	1,696	(10.9)%
Other	887	615	44.1%	910	(2.6)%
Total Revenue	41,581	29,003	43.4%	40,023	3.9%

COSTS AND EXPENSES:
Total operating costs and expenses	26,280	18,411	42.7%	25,559	2.8%
Adjusted EBITDA	$15,301	$10,592	44.5%	$14,464	5.8%

Adjusted EBITDA margin	36.8%	36.5%		36.1%

Capital Expenditures	$8,681	$5,325		$7,545
% Total Revenues	20.9%	18.4%		18.9%

Net income attributable to Charter shareholders	$9,895	$3,522		$1,070
Earnings per common share attributable to Charter shareholders:
Basic	$38.55	$17.05		$3.97
Diluted	$34.09	$15.94		$3.91

Net cash flows from operating activities	$11,954	$8,041
Free cash flow	$4,093	$3,319

Revenue

For the year ended December 31, 2017, revenues rose to $41.6 billion, 3.9% higher than in 2016 on a pro forma basis, driven by continued growth in Internet, commercial, and video revenues. On an actual basis, 2017 revenue grew 43.4% year-over-year, driven primarily by the Transactions.

Operating Costs and Expenses

Operating costs and expenses totaled $26.3 billion in 2017, an increase of $721 million, or 2.8% on a pro forma basis compared to the year-ago period, primarily driven by an increase in programming costs, partly offset by lower costs to service customers and other expenses. Transition costs accounted for $124 million and $156 million of total operating costs in 2017 and 2016, respectively. Excluding transition costs, total operating expenses increased 3.0% year over year, on a pro forma basis. On an actual basis, 2017 operating costs and expenses increased 42.7% year-over-year, driven primarily by the Transactions.

Adjusted EBITDA

Adjusted EBITDA totaled $15.3 billion for the year ended December 31, 2017, an increase of 5.8% compared to 2016 on a pro forma basis, reflecting revenue growth and operating costs and expenses growth of 3.9% and 2.8%, respectively. Excluding transition-related expenses, Adjusted EBITDA grew by 5.5% year-over-year on a pro forma basis. On an actual basis, 2017 Adjusted EBITDA grew 44.5% year-over-year, driven primarily by the Transactions.

Net Income Attributable to Charter Shareholders

Net income attributable to Charter shareholders totaled $9.9 billion for the year ended December 31, 2017, compared to $1.1 billion in 2016 on a pro forma basis. The year-over-year increase in net income on a pro forma basis was primarily related to a GAAP tax benefit from a reduction in the deferred tax liability as a result of Federal tax reform in December, higher Adjusted EBITDA and lower severance-related and transactions expenses, partly offset by higher depreciation and amortization expense, a pension revaluation gain that benefited 2016, and higher interest expense. Net income per basic common share attributable to Charter shareholders totaled $38.55 for the year ended December 31, 2017, compared to $3.97 on a pro forma basis during the same period last year.

On an actual basis, net income attributable to Charter shareholders totaled $9.9 billion for the year ended December 31, 2017, compared to $3.5 billion in 2016. The year-over-year increase in actual net income was primarily driven by a GAAP tax benefit from a reduction in the deferred tax liability as a result of Federal tax reform and higher income from operations, partly offset by a $3.3 billion tax benefit in 2016 resulting from a reduction in Legacy Charter's preexisting valuation allowance on deferred tax assets, a pension revaluation gain that benefited 2016, and higher interest expense in 2017. On an actual basis, net income per basic common share attributable to Charter shareholders totaled $38.55 for the year ended December 31, 2017, compared to $17.05 for the year ended December 31, 2016.

Capital Expenditures

Capital expenditures totaled $8.7 billion for the year ended December 31, 2017, compared to $7.5 billion in 2016 on a pro forma basis. The increase was primarily the result of higher spending on CPE, support capital investments and line extensions. Transition related capital expenditures accounted for $489 million and $460 million of capital expenditures in 2017 and 2016, respectively. Excluding transition-related expenses, capital expenditures totaled $8.2 billion in 2017, compared to $7.1 billion in 2016 on a pro forma basis. On an actual basis, capital expenditures increased to $8.7 billion for the year ended December 31, 2017, compared to $5.3 billion in 2016, primarily driven by the Transactions.

Cash Flow & Free Cash Flow

In 2017, net cash flows from operating activities totaled $12.0 billion, compared to $8.0 billion in 2016. The year-over-year increase in net cash flows from operating activities was primarily due to higher Adjusted EBITDA and lower severance-related expenses, partly offset by higher cash paid for interest, following the close of the Transactions.

Free cash flow for the year ended December 31, 2017 was $4.1 billion, compared to $3.3 billion during the same period last year. The increase was primarily due to higher cash flow from operating activities, partly offset by higher capital expenditures, following the close of the Transactions.

Share Repurchases

For the year ended December 31, 2017, Charter purchased approximately 38.2 million shares of Charter Class A common stock and Charter Holdings common units for approximately $13.2 billion.

Conference Call

Charter will host a conference call on Friday, February 2, 2018 at 10:00 a.m. Eastern Time (ET) related to the contents of this release.

The conference call will be webcast live via the Company's investor relations website at ir.charter.com. The call will be archived under the "Financial Information" section two hours after completion of the call. Participants should go to the webcast link no later than 10 minutes prior to the start time to register.

Those participating via telephone should dial 866-919-0894 no later than 10 minutes prior to the call. International participants should dial 706-679-9379. The conference ID code for the call is 3798935.

A replay of the call will be available at 855-859-2056 or 404-537-3406 beginning two hours after the completion of the call through the end of business on February 15, 2018. The conference ID code for the replay is 3798935.

Additional Information Available on Website

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2017, which will be posted on the “Financial Information” section of our investor relations website at ir.charter.com, when it is filed with the Securities and Exchange Commission (the "SEC"). A slide presentation to accompany the conference call and a trending schedule containing historical customer and financial data will also be available in the “Financial Information” section.

Use of Adjusted EBITDA, Free Cash Flow and Pro Forma Information

The company uses certain measures that are not defined by U.S. generally accepted accounting principles ("GAAP") to evaluate various aspects of its business. Adjusted EBITDA and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, consolidated net income and net cash flows from operating activities reported in accordance with GAAP. These terms, as defined by Charter, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA and free cash flow are reconciled to consolidated net income and net cash flows from operating activities, respectively, in the Addendum to this release.

Adjusted EBITDA is defined as consolidated net income plus net interest expense, income taxes, depreciation and amortization, stock compensation expense, loss on extinguishment of debt, (gain) loss on financial instruments, other pension (benefits) costs, other (income) expense, net and other operating (income) expenses, such as merger and restructuring costs, special charges and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company's businesses as well as other non-cash or special items, and is unaffected by the Company's capital structure or investment activities. However, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing. These costs are evaluated through other financial measures.

Free cash flow is defined as net cash flows from operating activities, less capital expenditures and changes in accrued expenses related to capital expenditures.

Management and Charter's board of directors use Adjusted EBITDA and free cash flow to assess Charter's performance and its ability to service its debt, fund operations and make additional investments with internally generated funds. In addition, Adjusted EBITDA generally correlates to the leverage ratio calculation under the Company's credit facilities or outstanding notes to determine compliance with the covenants contained in the facilities and notes (all such documents have been previously filed with the the SEC). For the purpose of calculating compliance with leverage covenants, the Company uses Adjusted

EBITDA, as presented, excluding certain expenses paid by its operating subsidiaries to other Charter entities. The Company's debt covenants refer to these expenses as management fees, which were $271 million and $296 million for the three months ended December 31, 2017 and 2016, respectively, and were $1.1 billion and $930 million for the years ended December 31, 2017 and 2016, respectively.

Pro forma results give effect to the Transactions as if they had closed on January 1, 2015 and include the operations of Legacy Charter, Legacy TWC and Legacy Bright House for the year ended December 31, 2016. Due to the transformative nature of the Transactions, the Company believes that providing a discussion of its results of operations on a pro forma basis provides management and investors a more meaningful perspective on the Company's financial and operational performance and trends. The results of operations data on a pro forma basis are provided for illustrative purposes only and are based on available information and assumptions that Charter believes are reasonable and do not purport to represent what the actual consolidated results of operations of Charter would have been had the Transactions occurred on January 1, 2015, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. Exhibit 99.1 in the Company’s Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2016 filed with the SEC on November 3, 2016 provides pro forma financial information for each quarter of 2015 and the first and second quarters of 2016 and a reconciliation of the pro forma financial information to the actual results of operations of the Company.

About Charter

Charter (NASDAQ: CHTR) is a leading broadband communications company and the second largest cable operator in the United States. Charter provides a full range of advanced broadband services, including Spectrum TV™ video entertainment programming, Spectrum Internet™ access, and Spectrum Voice™. Spectrum Business™ similarly provides scalable, tailored, and cost-effective broadband communications solutions to business organizations, such as business-to-business Internet access, data networking, business telephone, video and music entertainment services, and wireless backhaul. Charter's advertising sales and production services are sold under the Spectrum Reach™ brand. More information about Charter can be found at charter.com.

# # #

Contact:

Media:	Analysts:
Justin Venech	Stefan Anninger
203-905-7818	203-905-7955

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations as reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under “Risk Factors” from time to time in our filings with the SEC. Many of the forward-looking statements contained in this communication may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “project,” "initiatives," “seek,” “would,” “could,” “continue,” “ongoing,” “upside,” “increases” and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this communication are set forth in our annual report on Form 10-K, and in other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

•	our ability to efficiently and effectively integrate acquired operations;

•
our ability to sustain and grow revenues and cash flow from operations by offering video, Internet, voice, mobile, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our markets and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures;

•
the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite operators, wireless broadband and telephone providers, digital subscriber line (“DSL”) providers, fiber to the home providers, video provided over the Internet by (i) market participants that have not historically competed in the multichannel video business, (ii) traditional multichannel video distributors, and (iii) content providers that have historically licensed cable networks to multichannel video distributors, and providers of advertising over the Internet;

•	general business conditions, economic uncertainty or downturn, unemployment levels and the level of activity in the housing sector;

•	our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents);

•
our ability to develop and deploy new products and technologies including mobile products, our cloud-based user interface, Spectrum Guide®, and downloadable security for set-top boxes, and any other cloud-based consumer services and service platforms;

•
the effects of governmental regulation on our business including costs, disruptions and possible limitations on operating flexibility related to, and our ability to comply with, regulatory conditions applicable to us as a result of the Time Warner Inc. and Bright House Networks, LLC Transactions;

•	any events that disrupt our networks, information systems or properties and impair our operating activities or our reputation;

•	the ability to retain and hire key personnel;

•
the availability and access, in general, of funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets; and

•
our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this communication.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended December 31,			Year Ended December 31,
	2017	2016		2017	2016
	Actual	Actual	% Change	Actual	Actual	% Change
REVENUES:
Video	$4,225	$4,098	3.1%	$16,641	$11,967	39.1%
Internet	3,638	3,312	9.8%	14,105	9,272	52.1%
Voice	587	719	(18.3)%	2,542	2,005	26.8%
Residential revenue	8,450	8,129	4.0%	33,288	23,244	43.2%
Small and medium business	931	891	4.5%	3,686	2,480	48.6%
Enterprise	570	526	8.3%	2,210	1,429	54.7%
Commercial revenue	1,501	1,417	6.0%	5,896	3,909	50.8%
Advertising sales	419	506	(17.3)%	1,510	1,235	22.3%
Other	232	223	4.1%	887	615	44.1%
Total Revenue	10,602	10,275	3.2%	41,581	29,003	43.4%
COSTS AND EXPENSES:
Programming	2,644	2,386	10.8%	10,596	7,034	50.6%
Regulatory, connectivity and produced content	511	523	(2.3)%	2,064	1,467	40.7%
Costs to service customers	1,982	1,991	(0.4)%	7,780	5,654	37.6%
Marketing	608	564	7.8%	2,420	1,707	41.8%
Transition costs	20	78	(74.0)%	124	156	(20.3)%
Other expense	856	880	(2.7)%	3,296	2,393	37.7%
Total operating costs and expenses (exclusive of items shown separately below)	6,621	6,422	3.1%	26,280	18,411	42.7%
Adjusted EBITDA	3,981	3,853	3.3%	15,301	10,592	44.5%
Adjusted EBITDA margin	37.5%	37.5%		36.8%	36.5%
Depreciation and amortization	2,742	2,495		10,588	6,907
Stock compensation expense	63	76		261	244
Other operating (income) expenses, net	(28)	209		346	985
Income from operations	1,204	1,073		4,106	2,456
OTHER EXPENSES:
Interest expense, net	(840)	(728)		(3,090)	(2,499)
Loss on extinguishment of debt	(5)	(1)		(40)	(111)
Gain on financial instruments, net	84	73		69	89
Other pension benefits (costs)	(8)	366		1	899
Other expense, net	(4)	(4)		(18)	(14)
	(773)	(294)		(3,078)	(1,636)
Income before income taxes	431	779		1,028	820
Income tax benefit (expense)	9,186	(210)		9,087	2,925
Consolidated net income	9,617	569		10,115	3,745
Less: Net income attributable to noncontrolling interests	(64)	(115)		(220)	(223)
Net income attributable to Charter shareholders	$9,553	$454		$9,895	$3,522
EARNINGS PER COMMON SHARE
ATTRIBUTABLE TO CHARTER SHAREHOLDERS:
Basic	$39.66	$1.69		$38.55	$17.05
Diluted	$34.56	$1.67		$34.09	$15.94
Weighted average common shares outstanding, basic	240,833,636	268,584,368		256,720,715	206,539,100
Weighted average common shares outstanding, diluted	278,257,245	272,624,270		296,703,956	234,791,439

Adjusted EBITDA is a non-GAAP term. See page 7 of this addendum for the reconciliation of Adjusted EBITDA to consolidated net income as defined by GAAP. All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

Addendum to Charter Communications, Inc. Fourth Quarter 2017 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Year Ended December 31,
	2017	2016
	Actual	Pro Forma	% Change
REVENUES:
Video	$16,641	$16,390	1.5%
Internet	14,105	12,688	11.2%
Voice	2,542	2,905	(12.5)%
Residential revenue	33,288	31,983	4.1%
Small and medium business	3,686	3,409	8.1%
Enterprise	2,210	2,025	9.1%
Commercial revenue	5,896	5,434	8.5%
Advertising sales	1,510	1,696	(10.9)%
Other	887	910	(2.6)%
Total Revenue	41,581	40,023	3.9%
COSTS AND EXPENSES:
Programming	10,596	9,614	10.2%
Regulatory, connectivity and produced content	2,064	2,093	(1.4)%
Costs to service customers	7,780	7,924	(1.8)%
Marketing	2,420	2,368	2.2%
Transition costs	124	156	(20.3)%
Other expense	3,296	3,404	(3.2)%
Total operating costs and expenses (exclusive of items shown separately below)	26,280	25,559	2.8%
Adjusted EBITDA	15,301	14,464	5.8%
Adjusted EBITDA margin	36.8%	36.1%
Depreciation and amortization	10,588	9,555
Stock compensation expense	261	295
Other operating expenses, net	346	728
Income from operations	4,106	3,886
OTHER EXPENSES:
Interest expense, net	(3,090)	(2,883)
Loss on extinguishment of debt	(40)	(111)
Gain on financial instruments, net	69	89
Other pension benefits	1	915
Other income (expense), net	(18)	1
	(3,078)	(1,989)
Income before income taxes	1,028	1,897
Income tax benefit (expense)	9,087	(498)
Consolidated net income	10,115	1,399
Less: Net income attributable to noncontrolling interests	(220)	(329)
Net income attributable to Charter shareholders	$9,895	$1,070
EARNINGS PER COMMON SHARE
ATTRIBUTABLE TO CHARTER SHAREHOLDERS:
Basic	$38.55	$3.97
Diluted	$34.09	$3.91
Weighted average common shares outstanding, basic	256,720,715	269,838,374
Weighted average common shares outstanding, diluted	296,703,956	273,722,472

Pro forma results reflect certain acquisitions of cable systems in 2016 as if they occurred as of January 1, 2015. Adjusted EBITDA is a non-GAAP term. See page 7 of this addendum for the reconciliation of Adjusted EBITDA to consolidated net income as defined by GAAP. All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

Addendum to Charter Communications, Inc. Fourth Quarter 2017 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	December 31,	December 31,
	2017	2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$621	$1,535
Accounts receivable, net	1,635	1,432
Prepaid expenses and other current assets	299	333
Total current assets	2,555	3,300

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	33,888	32,963
Customer relationships, net	11,951	14,608
Franchises	67,319	67,316
Goodwill	29,554	29,509
Total investment in cable properties, net	142,712	144,396

OTHER NONCURRENT ASSETS	1,356	1,371

Total assets	$146,623	$149,067

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$9,045	$7,544
Current portion of long-term debt	2,045	2,028
Total current liabilities	11,090	9,572

LONG-TERM DEBT	68,186	59,719
DEFERRED INCOME TAXES	17,314	26,665
OTHER LONG-TERM LIABILITIES	2,502	2,745

SHAREHOLDERS' EQUITY:
Controlling interest	39,084	40,139
Noncontrolling interests	8,447	10,227
Total shareholders' equity	47,531	50,366

Total liabilities and shareholders' equity	$146,623	$149,067

Addendum to Charter Communications, Inc. Fourth Quarter 2017 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income	$9,617	$569	$10,115	$3,745
Adjustments to reconcile consolidated net income to net cash flows from operating activities:
Depreciation and amortization	2,742	2,495	10,588	6,907
Stock compensation expense	63	76	261	244
Accelerated vesting of equity awards	6	46	49	248
Noncash interest income, net	(87)	(108)	(370)	(256)
Other pension (benefits) costs	8	(366)	(1)	(899)
Loss on extinguishment of debt	5	1	40	111
Gain on financial instruments, net	(84)	(73)	(69)	(89)
Deferred income taxes	(9,169)	212	(9,116)	(2,958)
Other, net	(77)	8	16	8
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	17	(158)	(84)	(160)
Prepaid expenses and other assets	39	26	76	111
Accounts payable, accrued liabilities and other	178	498	449	1,029
Net cash flows from operating activities	3,258	3,226	11,954	8,041

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(2,585)	(1,888)	(8,681)	(5,325)
Change in accrued expenses related to capital expenditures	544	517	820	603
Purchases of cable systems, net of cash acquired	(9)	—	(9)	(28,810)
Change in restricted cash and cash equivalents	—	—	—	22,264
Real estate investments through variable interest entities	(105)	—	(105)	—
Other, net	(60)	(14)	(123)	(22)
Net cash flows from investing activities	(2,215)	(1,385)	(8,098)	(11,290)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	13,161	6,347	25,276	12,344
Repayments of long-term debt	(10,973)	(6,401)	(16,507)	(10,521)
Payments for debt issuance costs	(28)	(1)	(111)	(284)
Issuance of equity	—	—	—	5,000
Purchase of treasury stock	(3,967)	(1,114)	(11,715)	(1,562)
Proceeds from exercise of stock options	5	15	116	86
Settlement of restricted stock units	—	(59)	—	(59)
Purchase of noncontrolling interest	(743)	(218)	(1,665)	(218)
Distributions to noncontrolling interest	(38)	(41)	(153)	(96)
Proceeds from termination of interest rate derivatives	—	—	—	88
Other, net	(3)	1	(11)	1
Net cash flows from financing activities	(2,586)	(1,471)	(4,770)	4,779

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(1,543)	370	(914)	1,530
CASH AND CASH EQUIVALENTS, beginning of period	2,164	1,165	1,535	5
CASH AND CASH EQUIVALENTS, end of period	$621	$1,535	$621	$1,535

CASH PAID FOR INTEREST	$877	$721	$3,421	$2,685
CASH PAID FOR TAXES	$3	$9	$41	$63

Addendum to Charter Communications, Inc. Fourth Quarter 2017 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED SUMMARY OF OPERATING STATISTICS
(in thousands, except per customer and penetration data)

	Approximate as of
	December 31, 2017 (a)	September 30, 2017 (a)	December 31, 2016 (a)(j)
Footprint (b)
Estimated Video Passings	50,066	49,831	49,206
Estimated Internet Passings	49,820	49,572	48,933
Estimated Voice Passings	49,088	48,809	48,120

Penetration Statistics (c)
Video Penetration of Estimated Video Passings	33.9%	34.1%	35.0%
Internet Penetration of Estimated Internet Passings	48.0%	47.6%	46.2%
Voice Penetration of Estimated Voice Passings	23.1%	23.1%	23.1%

Customer Relationships (d)
Residential	25,639	25,470	24,801
Small and Medium Business	1,560	1,523	1,404
Total Customer Relationships	27,199	26,993	26,205

Residential
Primary Service Units ("PSUs")
Video	16,544	16,542	16,836
Internet	22,545	22,282	21,374
Voice	10,427	10,405	10,327
	49,516	49,229	48,537

Quarterly Net Additions/(Losses)
Video	2	(104)	(51)
Internet	263	249	357
Voice	22	27	39
	287	172	345

Single Play (e)	10,456	10,373	9,640
Double Play (e)	6,490	6,436	6,586
Triple Play (e)	8,693	8,661	8,575

Single Play Penetration (f)	40.8%	40.7%	38.9%
Double Play Penetration (f)	25.3%	25.3%	26.6%
Triple Play Penetration (f)	33.9%	34.0%	34.6%

% Residential Non-Video Customer Relationships	35.5%	35.1%	32.1%

Monthly Residential Revenue per Residential Customer (g)	$110.21	$110.12	$109.77

Small and Medium Business
PSUs
Video	453	440	400
Internet	1,358	1,321	1,219
Voice	912	881	778
	2,723	2,642	2,397

Quarterly Net Additions/(Losses)
Video	13	15	12
Internet	37	36	34
Voice	31	34	27
	81	85	73

Monthly Small and Medium Business Revenue per Customer (h)	$201.37	$206.64	$214.25

Enterprise PSUs (i)
Enterprise PSUs	114	108	97

Addendum to Charter Communications, Inc. Fourth Quarter 2017 Earnings Release

(a)
All customer statistics include the operations of Legacy TWC, Legacy Bright House and Legacy Charter each of which is based on individual legacy company reporting methodology. These methodologies differ and their differences may be material. Statistical reporting will be conformed over time to a single Charter reporting methodology.

We calculate the aging of customer accounts based on the monthly billing cycle for each account. On that basis, at December 31, 2017, September 30, 2017 and December 31, 2016, actual customers include approximately 245,800, 218,300 and 208,400 customers, respectively, whose accounts were over 60 days past due, approximately 19,500, 20,300 and 15,500 customers, respectively, whose accounts were over 90 days past due and approximately 12,600, 12,000 and 8,000 customers, respectively, whose accounts were over 120 days past due.

(b)
Passings represent our estimate of the number of units, such as single family homes, apartment and condominium units and small and medium business and enterprise sites passed by our cable distribution network in the areas where we offer the service indicated. These estimates are based upon the information available at this time and are updated for all periods presented when new information becomes available.

(c)	Penetration represents residential and small and medium business customers as a percentage of estimated passings for the service indicated.

(d)
Customer relationships include the number of customers that receive one or more levels of service, encompassing video, Internet and voice services, without regard to which service(s) such customers receive. Customers who reside in residential multiple dwelling units ("MDUs") and that are billed under bulk contracts are counted based on the number of billed units within each bulk MDU. Total customer relationships excludes enterprise customer relationships.

(e)	Single play, double play and triple play customers represent customers that subscribe to one, two or three of Charter service offerings, respectively.

(f)
Single play, double play and triple play penetration represents the number of residential single play, double play and triple play customers, respectively, as a percentage of residential customer relationships.

(g)
Monthly residential revenue per residential customer is calculated as total residential video, Internet and voice quarterly revenue divided by three divided by average residential customer relationships during the respective quarter.

(h)
Monthly small and medium business revenue per customer is calculated as total small and medium business quarterly revenue divided by three divided by average small and medium business customer relationships during the respective quarter.

(i)	Enterprise PSUs represents the aggregate number of fiber service offerings counting each separate service offering at each customer location as an individual PSU.

(j)
In the second quarter of 2017, Charter conformed the seasonal customer program in the Legacy Bright House footprint to Charter's program. Prior to the plan change, Legacy Bright House customers enrolling in the seasonal plan were charged a one-time fee and counted as customer disconnects, and as new connects, when moving off the seasonal plan. Under Charter's seasonal plan, residential customers pay a reduced monthly fee while the seasonal plan is active and remain reported as customers. Excluding the impact of customer activity related to Legacy Bright House's previous seasonal plan, residential customer relationships and video, Internet and voice net additions for the fourth quarter of 2016 would have been lower by 44,000, 40,000, 54,000 and 38,000, respectively, and residential customer relationships and video, Internet and voice PSUs at December, 2016 would have been higher by approximately 10,000, 8,000, 12,000 and 7,000, respectively.

Addendum to Charter Communications, Inc. Fourth Quarter 2017 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
(dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	Actual	Actual	Actual	Actual

Consolidated net income	$9,617	$569	$10,115	$3,745
Plus: Interest expense, net	840	728	3,090	2,499
Income tax (benefit) expense	(9,186)	210	(9,087)	(2,925)
Depreciation and amortization	2,742	2,495	10,588	6,907
Stock compensation expense	63	76	261	244
Loss on extinguishment of debt	5	1	40	111
Gain on financial instruments, net	(84)	(73)	(69)	(89)
Other pension (benefits) costs	8	(366)	(1)	(899)
Other, net	(24)	213	364	999

Adjusted EBITDA (a)	3,981	3,853	15,301	10,592
Less: Purchases of property, plant and equipment	(2,585)	(1,888)	(8,681)	(5,325)

Adjusted EBITDA less capital expenditures	$1,396	$1,965	$6,620	$5,267

Net cash flows from operating activities	$3,258	$3,226	$11,954	$8,041
Less: Purchases of property, plant and equipment	(2,585)	(1,888)	(8,681)	(5,325)
Change in accrued expenses related to capital expenditures	544	517	820	603

Free cash flow	$1,217	$1,855	$4,093	$3,319

			Year Ended December 31,
			2017	2016
			Actual	Pro Forma (b)

Consolidated net income			$10,115	$1,399
Plus: Interest expense, net			3,090	2,883
Income tax (benefit) expense			(9,087)	498
Depreciation and amortization			10,588	9,555
Stock compensation expense			261	295
Loss on extinguishment of debt			40	111
Gain on financial instruments, net			(69)	(89)
Other pension benefits			(1)	(915)
Other, net			364	727

Adjusted EBITDA (a)			15,301	14,464
Less: Purchases of property, plant and equipment			(8,681)	(7,545)

Adjusted EBITDA less capital expenditures			$6,620	$6,919

(a)	See pages 1 and 2 of this addendum for detail of the components included within Adjusted EBITDA.

(b)	Pro forma results reflect certain acquisitions of cable systems in 2016 as if they occurred as of January 1, 2015.

The above schedule is presented in order to reconcile Adjusted EBITDA and free cash flows, both non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.

Addendum to Charter Communications, Inc. Fourth Quarter 2017 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CAPITAL EXPENDITURES
(dollars in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	Actual	Actual	Actual	Actual

Customer premise equipment (a)	$806	$687	$3,385	$1,864
Scalable infrastructure (b)	725	453	2,007	1,390
Line extensions (c)	312	254	1,176	721
Upgrade/rebuild (d)	157	149	572	456
Support capital (e)	585	345	1,541	894

Total capital expenditures	$2,585	$1,888	$8,681	$5,325

Capital expenditures included in total related to:
Commercial services	$357	$258	$1,298	$824
Transition (f)	$202	$187	$489	$460

			Year Ended December 31,
			2017	2016
			Actual	Pro Forma (g)

Customer premise equipment (a)			$3,385	$2,761
Scalable infrastructure (b)			2,007	2,009
Line extensions (c)			1,176	1,005
Upgrade/rebuild (d)			572	610
Support capital (e)			1,541	1,160

Total capital expenditures			$8,681	$7,545

Capital expenditures included in total related to:
Commercial services			$1,298	$1,189
Transition (f)			$489	$460

(a)
Customer premise equipment includes costs incurred at the customer residence to secure new customers and revenue generating units, including customer installation costs and customer premise equipment (e.g., set-top boxes and cable modems).

(b)
Scalable infrastructure includes costs, not related to customer premise equipment, to secure growth of new customers and revenue generating units, or provide service enhancements (e.g., headend equipment).

(c)	Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).

(d)	Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including betterments.

(e)
Support capital includes costs associated with the replacement or enhancement of non-network assets due to technological and physical obsolescence (e.g., non-network equipment, land, buildings and vehicles).

(f)
Transition represents incremental costs incurred to integrate the Legacy TWC and Legacy Bright House operations and to bring the three companies' systems and processes into a uniform operating structure.

(g)	Pro forma results reflect certain acquisitions of cable systems in 2016 as if they occurred as of January 1, 2015.

Addendum to Charter Communications, Inc. Fourth Quarter 2017 Earnings Release